Exhibit 99.1
FUNKO, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022
CONTENTS

Report of Independent Registered Public Accounting Firm (PCAOB ID: 238)	F-2
Report of Independent Registered Public Accounting Firm (PCAOB ID: 42)	F-5

Consolidated Financial Statements:
Consolidated Statements of Operations	F-6
Consolidated Statements of Comprehensive (Loss) Income	F-7
Consolidated Balance Sheets	F-8
Consolidated Statements of Stockholders’ Equity	F-9
Consolidated Statements of Cash Flows	F-10
Notes to Consolidated Financial Statements	F-11

Financial Statement Schedules:
Schedule I: Condensed Financial Information of Registrant as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024	F-38

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Funko, Inc.
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheet of Funko, Inc. and its subsidiaries (the "Company") as of December 31, 2024, and the related consolidated statements of operations, of comprehensive (loss) income, of stockholders’ equity and of cash flows for the year then ended, including the related notes and the financial statement schedule as of December 31, 2024 and for the year then ended listed in the accompanying index (collectively referred to as the "consolidated financial statements"). We also have audited the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO because material weaknesses in internal control over financial reporting existed as of that date as the Company did not design and maintain effective controls (i) related to the order-to-cash and income taxes business processes, as well as controls related to the preparation and review of journal entries at a foreign subsidiary; (ii) to verify appropriate segregation of duties; and (iii) over certain information technology general controls for certain information systems that are relevant to the preparation of the financial statements, related to program change management controls and user access controls.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2024 Annual Report on Form 10-K. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the 2024 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.
Substantial Doubt About the Company's Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced an adverse effect on net sales, margins, and profitability due to the effects of tariffs and cash flows may be insufficient to support working capital needs within the next twelve months, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for crypto asset safeguarding assets and liabilities in 2024.
PricewaterhouseCoopers LLP, 1420 Fifth Avenue, Suite 2800, Seattle, Washington 98101
T: (206) 398 3000, www.pwc.com/us

Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in management's report referred to above. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audit of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition – Certain Products
As described in Note 2 to the consolidated financial statements, revenue from the sale of Company products is recognized when control of the goods is transferred to the customer, which is upon shipment or upon receipt of finished goods by the customer, depending on the contract terms. The Company routinely enters into arrangements with its customers to provide sales incentives, support customer promotions, and provide allowances for returns and defective merchandise. The costs of these programs reduce gross sales in the period the related sale is recognized. The Company’s consolidated net sales were $1,050 million for the year ended December 31, 2024, of which a significant portion relates to certain products.
The principal consideration for our determination that performing procedures relating to revenue recognition from certain products is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company’s revenue recognition from certain products. As described in the “Opinions on the Financial Statements and Internal Control over Financial Reporting” section, a material weakness was identified related to this matter.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others (i) testing revenue recognized, on a sample basis, by obtaining and inspecting source documents, such as contracts, purchase orders, invoices, proof of transfer of control, and cash receipts net of credit memos and discounts; (ii) confirming outstanding customer invoice balances as of December 31, 2024, on a sample basis, and for confirmations not returned, obtaining and inspecting source documents, such as contracts, invoices, proof of transfer of control, and subsequent cash receipts; (iii) testing the timing of revenue recognition, on a sample basis, for revenue transactions that occurred near period end by obtaining and inspecting source documents, such as contracts, purchase orders, invoices, and proof of transfer of control; (iv) testing the issuance of credit memos, on a sample basis, by obtaining and inspecting source documents, such as contracts, credit memos, and original invoices; (v) testing sales incentives, on a sample basis, by obtaining contracts with customers and recalculating the sales incentives; and (vi) testing the completeness of the sales allowances by considering whether contrary evidence exists.
/s/ PricewaterhouseCoopers LLP
Seattle, Washington
March 13, 2025, except with respect to our opinion on the consolidated financial statements insofar as it relates to the matters that raise substantial doubt about the Company's ability to continue as a going concern discussed in Note 2, as to which the date is August 7, 2025
We have served as the Company’s auditor since 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Funko, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Funko, Inc. (the Company) as of December 31, 2023, the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We served as the Company’s auditor from 2015 to 2024
Seattle, Washington
March 7, 2024

FUNKO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023	2022
	(in thousands, except per share data)
Net sales	$1,049,850	$1,096,086	$1,322,706
Cost of sales (exclusive of depreciation and amortization)	615,318	763,085	888,685
Selling, general, and administrative expenses	358,958	377,065	398,272
Depreciation and amortization	62,583	59,763	47,669
Total operating expenses	1,036,859	1,199,913	1,334,626
Income (loss) from operations	12,991	(103,827)	(11,920)
Interest expense, net	20,575	27,970	10,334
Loss on extinguishment of debt	—	494	—
Gain on tax receivable agreement liability adjustment	—	(100,223)	—
Other expense (income), net	2,922	(127)	787
Loss before income taxes	(10,506)	(31,941)	(23,041)
Income tax expense (benefit)	4,564	132,497	(17,801)
Net loss	(15,070)	(164,438)	(5,240)
Less: net (loss) income attributable to non-controlling interests	(352)	(10,359)	2,795
Net loss attributable to Funko, Inc.	$(14,718)	$(154,079)	$(8,035)

Loss per share of Class A common stock:
Basic	$(0.28)	$(3.19)	$(0.18)
Diluted	$(0.28)	$(3.19)	$(0.18)
Weighted average shares of Class A common stock outstanding:
Basic	52,043	48,332	44,555
Diluted	52,043	48,332	44,555
See accompanying notes to consolidated financial statements.

FUNKO, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Net loss	$(15,070)	$(164,438)	$(5,240)
Other comprehensive (loss) income:
Foreign currency translation (loss) gain, net of tax effect of $0, $(770) and $1,169 for the years ended December 31, 2024, 2023 and 2022, respectively	(1,541)	2,617	(4,695)
Comprehensive loss	(16,611)	(161,821)	(9,935)
Less: Comprehensive (loss) income attributable to non-controlling interests	(397)	(10,165)	1,781
Comprehensive loss attributable to Funko, Inc.	$(16,214)	$(151,656)	$(11,716)
See accompanying notes to consolidated financial statements.

FUNKO, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$34,655	$36,453
Accounts receivable, net	119,882	130,831
Inventories	92,580	119,458
Prepaid expenses and other current assets	39,942	50,074
Total current assets	287,059	336,816
Property and equipment, net	78,357	91,335
Operating lease right-of-use assets, net	52,846	61,499
Goodwill	133,652	133,795
Intangible assets, net	151,547	167,388
Other assets	3,793	7,752
Total assets	$707,254	$798,585
Liabilities and Stockholders' Equity
Current liabilities:
Line of credit	$60,000	$120,500
Current portion of long-term debt	22,512	22,072
Current portion of operating lease liabilities	17,102	17,486
Accounts payable	63,130	52,919
Accrued royalties	61,362	54,375
Accrued expenses and other current liabilities	81,688	85,420
Total current liabilities	305,794	352,772
Long-term debt	100,303	130,986
Operating lease liabilities	60,390	71,309
Other long-term liabilities	4,414	5,478
Commitments and contingencies (Note 14)
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 52,967 shares and 50,549 shares issued and outstanding as of December 31, 2024 and 2023, respectively	5	5
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 1,430 shares and 2,277 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in-capital	343,472	326,180
Accumulated other comprehensive loss	(1,676)	(180)
Accumulated deficit	(108,782)	(94,064)
Total stockholders' equity attributable to Funko, Inc.	233,019	231,941
Non-controlling interests	3,334	6,099
Total stockholders' equity	236,353	238,040
Total liabilities and stockholders' equity	$707,254	$798,585
See accompanying notes to consolidated financial statements.

FUNKO, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Class A Common Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Non- Controlling Interests	Total
	Shares	Amount	Shares	Amount
Period ended December 31, 2021	40,088	$4	10,691	$1	$252,505	$1,078	$68,050	$74,920	$396,558
Distribution to continuing equity owners	—	—	—	—	—	—	—	(10,709)	(10,709)
Equity-based compensation	—	—	—	—	16,591	—	—	—	16,591
Activity under equity-based compensation plans	533	—	—	—	1,936	—	—	—	1,936
Acquisition of non-controlling interest of TokenWave, LLC	71	—	—	—	(4,781)	—	—	(732)	(5,513)
Cumulative translation adjustment, net of tax	—	—	—	—	—	(3,681)	—	(1,014)	(4,695)
Establishment of liabilities under tax receivable agreement and related changes to deferred tax assets	—	—	—	—	761	—	—	—	761
Recapitalization of common units of FAH, LLC	—	—	(910)	—	5,873			(5,873)	—
Redemption of common units of FAH, LLC	6,500	1	(6,488)	(1)	37,922	—	—	(37,922)	—
Net (loss) income	—	—	—	—	—	—	(8,035)	2,795	(5,240)
Period ended December 31, 2022	47,192	$5	3,293	$—	$310,807	$(2,603)	$60,015	$21,465	$389,689
Distribution to continuing equity owners	—	—	—	—	—	—	—	(1,118)	(1,118)
Equity-based compensation	—	—	—	—	10,534	—	—	—	10,534
Activity under equity-based compensation plans	1,601	—	—	—	756	—	—	—	756
Cumulative translation adjustment, net of tax	—	—	—	—	—	2,423	—	194	2,617
Redemption of common units of FAH, LLC	1,756	—	(1,016)	—	4,083	—	—	(4,083)	—
Net loss	—	—	—	—	—	—	(154,079)	(10,359)	(164,438)
Period ended December 31, 2023	50,549	$5	2,277	$—	$326,180	$(180)	$(94,064)	$6,099	$238,040
Distribution to continuing equity owners	—	—	—	—	—	—	—	(88)	(88)
Equity-based compensation	—	—	—	—	13,602	—	—	—	13,602
Activity under equity-based compensation plans	1,224	—	—	—	1,410	—	—	—	1,410
Cumulative translation adjustment, net of tax	—	—	—	—	—	(1,496)	—	(45)	(1,541)
Redemption of common units of FAH, LLC	1,194	—	(847)	—	2,280	—	—	(2,280)	—
Net loss	—	—	—	—	—	—	(14,718)	(352)	(15,070)
Period ended December 31, 2024	52,967	$5	1,430	$—	$343,472	$(1,676)	$(108,782)	$3,334	$236,353
See accompanying notes to consolidated financial statements.

FUNKO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Operating Activities
Net loss	$(15,070)	$(164,438)	$(5,240)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	62,583	57,389	47,919
Equity-based compensation	13,602	10,534	16,591
Loss on debt extinguishment	—	494	—
Gain on tax receivable agreement liability adjustment	—	(100,223)	—
Deferred tax (benefit) expense	(57)	123,124	(17,414)
Other, net	3,722	5,364	6,146
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	9,624	40,513	19,075
Inventories	26,216	122,479	(82,214)
Prepaid expenses and other assets	17,076	(1,969)	(7,263)
Accounts payable	9,280	(17,968)	11,043
Income taxes payable	(597)	75	(15,018)
Accrued royalties	6,987	(14,723)	9,082
Accrued expenses and other liabilities	(9,842)	(29,716)	(22,841)
Net cash provided by (used in) operating activities	123,524	30,935	(40,134)

Investing Activities
Purchase of property and equipment	(32,791)	(35,131)	(59,148)
Acquisitions of business and intangible assets, net of cash acquired	—	(5,364)	(19,479)
Sale of Funko Games inventory and certain intellectual property	6,754	—	—
Other, net	809	699	562
Net cash used in investing activities	(25,228)	(39,796)	(78,065)

Financing Activities
Borrowings on line of credit	40,000	71,000	120,000
Payments on line of credit	(100,500)	(20,500)	(50,000)
Proceeds from long-term debt	—	—	20,000
Payment of long-term debt	(31,104)	(22,581)	(18,000)
Distributions to continuing equity owners	—	(1,118)	(10,710)
Payments under tax receivable agreement	(8,960)	(4)	(7,718)
Other, net	1,322	(1,201)	1,067
Net cash (used in) provided by financing activities	(99,242)	25,596	54,639

Effect of exchange rates on cash and cash equivalents	(852)	518	(797)

Net change in cash and cash equivalents	(1,798)	17,253	(64,357)
Cash and cash equivalents at beginning of period	36,453	19,200	83,557
Cash and cash equivalents at end of period	$34,655	$36,453	$19,200

Supplemental Cash Flow Information
Cash paid for interest	$20,953	$24,635	$8,856
Income tax payments	3,899	1,059	22,363
Establishment of liabilities under tax receivable agreement	547	—	30,034
Issuance of equity instruments for acquisitions	—	—	1,487
Tenant allowance	—	—	17,236
See accompanying notes to consolidated financial statements.

FUNKO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation and Description of Business
The consolidated financial statements include Funko, Inc. and its subsidiaries (together with its subsidiaries, the “Company”) and have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). All intercompany balances and transactions have been eliminated.
The Company was formed as a Delaware corporation on April 21, 2017. The Company was formed for the purpose of completing an initial public offering (“IPO”) of its Class A common stock and related transactions in order to carry on the business of Funko Acquisition Holdings, L.L.C. (“FAH, LLC”) and its subsidiaries. FAH, LLC owns 100% of Funko Holdings LLC ("FHL") and FHL owns 100% of Funko, LLC, a limited liability company formed in the state of Washington, which is its operating entity. The Company is a leading pop culture consumer products company that designs, sources, and distributes licensed pop culture products. The Company is headquartered in Everett, Washington.
Funko, Inc. operates and controls all of FAH, LLC’s operations and, through FAH, LLC and its subsidiaries, conducts FAH, LLC’s business, as the sole managing member. Accordingly, the Company consolidates the financial results of FAH, LLC and reports a non-controlling interest in its consolidated financial statements representing the FAH, LLC interests held by certain holders of common units in FAH, LLC (the "Continuing Equity Owners").
2. Significant Accounting Policies
Certain of the significant accounting policies are discussed within the note to which they specifically relate. Certain prior-year amounts have been reclassified to conform to the current year presentation.
Use of Estimates
The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.
Going Concern
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.
The Company sources, procures and assembles inventory, primarily out of Vietnam, China and Mexico. The effects of tariffs implemented after the original issuance of the consolidated financial statements for the year ended December 31, 2024, and the potential imposition of modified or additional tariffs or export controls by other countries, continue to have an adverse effect on future net sales, margins and profitability. The Company anticipates continued supply chain challenges, cost volatility, and consumer and economic uncertainty due to these rapid changes in global trade policies. The Company has implemented a plan, as described below, designed to mitigate these challenges and improve its financial position.

The Company previously disclosed in its Quarterly Report on Form 10-Q for the period ended March 31, 2025, that it was in compliance with the financial and other covenants under its Credit Agreement, dated September 17, 2021 with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”). On July 16, 2025, also subsequent to the original issuance of the consolidated financial statements for the year ended December 31, 2024, the Company entered into Credit Agreement Amendment No. 4 (the “Fourth Amendment”), that among other things, amends the Credit Agreement by waiving compliance with (x) the maximum Net Leverage Ratio and (y) the minimum Fixed Charge Coverage Ratio financial covenants, in each case, for the fiscal quarters ended June 30, 2025 and ending September 30, 2025.
The Credit Agreement matures in September 2026, however, the Company is not forecasted to have sufficient cash reserves to fully repay the loans outstanding under the Credit Agreement at that time, and as such, the Credit Agreement will need to be refinanced. See Note 10, “Debt”.
Management has evaluated the Company’s future liquidity, forecasted operating results and ability to comply with the covenants under its Credit Agreement, for the twelve months from the date of issuance of these financial statements and determined that, principally based on the Company’s forecast of the expected effects of the announced tariffs and other facts and conditions, the Company is forecasting that it will not be in compliance with the maximum Net Leverage Ratio and minimum Fixed Charge Coverage Ratio (each as defined in the Credit Agreement) covenants as of the end of the quarter ending December 31, 2025 and future quarters. Failure to satisfy the covenants under the Credit Agreement, without a timely cure, waiver or amendment, would be considered an event of default. If an event of default occurs and is not cured or waived, the Required Lenders (as defined in the Credit Agreement) could elect to declare all amounts outstanding under the Credit Agreement immediately due and payable and exercise other remedies as set forth in the Credit Agreement. In addition, the Required Lenders would have the right to proceed against the collateral pledged to them, which includes substantially all of the Company’s assets.
In addition, based on the Company’s forecast of the expected effects of the announced tariffs and other facts and conditions, the Company anticipates that its cash flows may be insufficient to support working capital needs within the next twelve months and, relatedly, we may not be able to comply with the minimum Qualified Cash (as defined in the Credit Agreement) covenant in future periods.
Management has developed a plan, as summarized below, that, if executed successfully, it believes will provide sufficient liquidity to meet the Company’s obligations as they become due for a reasonable period of time, including to meet the Company’s obligations under the Credit Agreement. The plan includes:
•Continuing to monitor the Company’s commercial pricing strategy, working with current and potential sourcing partners to mitigate the effects of increasing costs, including shifting certain manufacturing out of China, and, if necessary and consistent with its existing contractual commitments, decreasing its activity level and capital expenditures further. This plan reflects its strategy of controlling capital costs and maintaining financial flexibility.
•Gaining positive cash-inflow from operating activities through continuous overhead cost reductions, increased sales of higher margin products and working capital management, including timing of accounts receivable collections. The Company has a significant presence in international markets, which are not impacted by tariffs, and will continue to pursue strategies to grow those markets.
•Raising additional cash through the issuance of equity or debt or assessing potential amendments, including additional covenant relief, and/or refinancing of the Company’s existing debt arrangements as considered necessary. In addition, the Company intends to opportunistically consider other potential business opportunities or strategic transactions, including a potential sale of the Company. The Company will need to raise additional cash or refinance its Credit Agreement in the near term.

While management believes that the measures described in the above plan will be adequate to satisfy its liquidity requirements, there can be no assurance that management’s liquidity plan will be successfully implemented, the Company’s lenders will agree to waive, modify and/or amend the maximum Net Leverage Ratio and minimum Fixed Charge Coverage Ratio covenants for the periods of forecasted covenant noncompliance, or that the Credit Agreement can be refinanced before its maturity date, which all raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date of issuance of these financial statements.
These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.
Fourth Amendment
In addition the matters described above under “Going Concern”, the Fourth Amendment among other things, also permanently reduces the revolving commitments under the Credit Agreement (x) from $150.0 million to $135.0 million as of the effective date of the Fourth Amendment and (y) from $135.0 million to $125.0 million as of December 31, 2025; (ii) increases the applicable margin on all outstanding loans to 400 basis points until the credit facilities are paid in full; (iii) modifies certain financial reporting obligations of the Company; (iv) adds additional affirmative covenants applicable to the Company and its subsidiaries; (v) amends certain negative covenants applicable to the Company and its subsidiaries, including the addition of a covenant to hold no less than $10.0 million of Qualified Cash at any time following the date of the Fourth Amendment; (vii) modifies thresholds and grace periods for certain events of default; (viii) adds certain new event of default triggers; and (ix) amended a covenant that the Company will not have a going concern or similar qualification in the Company's annual audited financial statements to begin with the year ending December 31, 2025.
Cash Equivalents
Cash equivalents include amounts due from third-party financial institutions for credit and debit card transactions, that typically settle in less than 5 days. Cash equivalents also include short-term investments, which are highly liquid investments with maturities of three months or less when purchased.
Concentrations of Business and Credit Risk
The Company grants credit to its customers on an unsecured basis. The Company monitors the financial health of its customers and will take actions to mitigate a customer's credit risk if a negative financial forecast is expected. As of December 31, 2024 and 2023, the balance of accounts receivable consisted of 6% and 5%, respectively, of amounts owed from the largest customer for the given period. The collection of these receivables has been within the terms of the associated customer agreement.
For the years ended December 31, 2024, 2023 and 2022, there was no individual customer that generated over 10% of net sales.
For both the years ended December 31, 2024 and 2023, no individual license agreement accounted for more than 10% of sales. For the year ended December 31, 2022, 13% of sales were related to the Company’s largest license agreement with no other license agreements accounting for more than 10% of sales.
The Company maintains its cash within bank deposit accounts at high quality, accredited financial institutions. These amounts at times may exceed federally insured limits. The Company has not experienced any credit losses in such accounts and does not believe it is exposed to significant credit risk on cash.

Inventories
Inventories consist primarily of figures, plush, apparel, homewares, accessories and other finished goods, and is accounted for using the first-in, first-out (“FIFO”) method. Inventory costs include direct product costs, freight and duty costs. Inventories are stated at the lower of cost or net realizable value. The Company estimates obsolescence based on assumptions regarding future demand. This valuation requires us to make judgments, based on currently available information, about the likely method of disposition, such as through sales to customers, or liquidation, and expected recoverable value of each disposition category. Reserves for excess and obsolete inventories were $11.8 million and $25.5 million as of December 31, 2024 and 2023, respectively.
During the year ended December 31, 2023, the Company approved an inventory reduction plan to improve U.S. warehouse operational efficiency. The Company recorded a $30.3 million inventory write-down included in cost of sales as presented in the consolidated statements of operations. The units were identified and recorded based on an estimate of product costs, associated capitalized freight, net of allocated inventory reserves of the identified units and an estimate of physical destruction costs, during the quarter ended March 31, 2023. The physical destruction plan was completed during the third quarter of 2023.
Property and Equipment and Long-Lived Assets
Property and equipment is stated at historical cost, net of accumulated depreciation, and, if applicable, impairment charges. Depreciation of property and equipment is recorded using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Asset	Lives (in years)
Tooling and molds	2
Furniture, fixtures, and warehouse equipment	2 to 7
Computer equipment, software and other	3 to 5
Leasehold improvements	Lesser of useful life or term of lease
The Company monitors long-lived assets for impairment indicators on an ongoing basis in accordance with U.S. GAAP. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset (or asset group), a significant change in the extent or manner in which an asset (or asset group) is used, or any other significant adverse change that would indicate that the carrying amount of an asset or group of assets may not be recoverable. If impairment indicators exist, the Company will perform the required impairment analysis by comparing the undiscounted cash flows expected to be generated from the underlying asset groups to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon a combination of market and cost approaches, as appropriate. Changes in economic or operating conditions impacting these estimates and assumptions could result in the impairment of the Company's long-lived assets.
Other Assets
Other assets primarily comprise capitalized implementation costs from cloud computing arrangements, safeguarding assets and security deposits. The Company capitalizes eligible costs associated with cloud computing arrangements over the term of the arrangement, plus reasonably certain renewals, and intends to recognize those costs on a straight-line basis in the same line item in the consolidated statement of operations as the expense for fees associated with the cloud computing arrangement once the capitalized project is ready for intended use. Cloud computing arrangement costs, included in prepaid expenses and other current assets were $2.8 million and $2.7 million and other assets were $0.6 million and $3.1 million as of December 31, 2024 and 2023, respectively. Amortization expense associated with the cloud computing arrangements of $2.8 million and $2.2 million was recorded in the year ended December 31, 2024 and 2023, respectively, and no amortization expense was recorded for the years ended December 31, 2022. The Company incurred an abandonment charge of $32.5 million during the year ended December 31, 2022, as it was determined the enterprise resource planning cloud computing arrangement was no longer feasible for its intended use. Cash flows related to capitalized implementation costs are presented in cash flows used in operating activities.

Revenue Recognition and Sales Allowance
Revenue from the sale of Company products is recognized when control of the goods is transferred to the customer, which is upon shipment or upon receipt of finished goods by the customer, depending on the contract terms. Deferred revenue is recognized when the Company collects cash from the customer and had not yet filled its obligation for delivery of product or service. Deferred revenue was $13.3 million and $9.9 million as of December 31, 2024 and 2023, respectively, and is recorded within accrued expenses and other current liabilities on the Company's consolidated balance sheets.
The Company routinely enters into arrangements with its customers to provide sales incentives, support customer promotions, and provide allowances for returns and defective merchandise. These sales adjustments require management to make estimates. In making these estimates, management considers all available information including the overall business environment, historical trends and information from customers, such as agreed upon customer contract terms as well as historical experience from the customer. The costs of these programs reduce gross sales in the period the related sale is recognized. The Company adjusts its estimates at least quarterly or when facts and circumstances used in the estimate process change. As of December 31, 2024 and 2023, we had reserves for sales allowances of $42.2 million and $44.1 million, respectively.
We have made an accounting policy election to exclude from revenue, all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by the Company from a customer (for example, sales, use, value-added, and certain excise taxes).
We have elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations. Accordingly, shipping and handling activities that are performed by the Company, whether before or after a customer has obtained control of the products, are considered fulfillment costs to satisfy our performance obligation to transfer the products, and are recorded as incurred within cost of sales. Shipping fees billed to customers are included in net sales.
We have elected the practical expedient to not recognize a significant financing component for contracts that include payments terms of one year or less. We have also elected the practical expedient permitting expensing of costs to obtain a contract when the expected amortization period is one year or less.
Royalties
We enter into agreements for rights to licensed trademarks, copyrights and likenesses for use in our products. These licensing agreements require the payment of royalty fees to the licensor based on a percentage of revenue. Many licensing agreements also require minimum royalty commitments. When royalty fees are paid in advance, we record these payments as a prepaid asset. If we determine that it is probable that the expected revenue will not be realized, a reserve is recorded against the prepaid asset for the non-recoverable portion. As of December 31, 2024, we recorded a prepaid asset of $6.1 million, net of a reserve of $8.5 million. As of December 31, 2023, we recorded a prepaid asset of $25.1 million, net of a reserve of $4.5 million.
We record a royalty liability as revenues are earned based on the terms of the licensing agreement. In situations where a minimum commitment is not expected to be met based on expected revenues, we will accrue up to the minimum amount when it is reasonably certain that revenues generated will not meet the minimum commitment. Our license agreements typically grant our licensors the right to audit our compliance with the terms and conditions of such agreements. Any such audit could result in a dispute over whether we have paid the proper royalties and a requirement that we pay additional royalties. As of December 31, 2024 and 2023, we had a reserve of $23.5 million and $18.1 million, respectively, related to ongoing and future royalty audits, based on estimates of the costs we expect to incur. Royalty and license expense is recorded within cost of sales on the consolidated statements of operations. Royalty expenses for the years ended December 31, 2024, 2023 and 2022, were $168.9 million, $179.7 million and $213.1 million, respectively.

Advertising and Marketing Costs
Advertising and marketing costs are expensed when the advertising or marketing event takes place. These costs include the fees to participate in trade shows and Comic-Cons, as well as costs to develop promotional video and other online content created for advertising purposes. These costs are included in selling, general and administrative expenses and for the years ended December 31, 2024, 2023 and 2022 were $51.6 million, $31.3 million, and $26.7 million, respectively.
The Company enters into cooperative advertising arrangements with customers. The fees related to these arrangements are recorded as a reduction of net sales in the accompanying consolidated statements of operations because the Company has determined it does not receive an identifiable benefit and cannot reasonably estimate the fair value of these arrangements.
Product Design and Development Costs
Product design and development costs are recognized in selling, general and administrative expenses in the consolidated statements of operations as incurred. Product design and development costs for the years ended December 31, 2024, 2023 and 2022, were $6.8 million, $8.0 million, and $10.2 million, respectively.
Foreign Currency
We have international sales and operating expenses that are denominated in local functional currencies. The functional currency of our international subsidiaries is the same as the local currency. Assets and liabilities of these subsidiaries are translated into U.S. dollars at period-end foreign exchange rates, and revenues and expenses are translated at average rates prevailing throughout the period. Translation adjustments are included in other comprehensive (loss) income on the consolidated statements of comprehensive (loss) income. Transaction gains and losses including intercompany transactions denominated in a currency other than the functional currency of Funko, Inc. are included in other expense (income), net on our consolidated statements of operations. There were no material gains (losses) recognized In connection with the settlement and remeasurement of intercompany balances for the years ended December 31, 2024, 2023 and 2022.
The income tax effects related to the unrealized foreign currency component of other comprehensive (loss) income are reclassified to earnings only when the net investment is sold, or when a liquidation of the respective net investment in the foreign entity is substantially completed.
Deferred Tax Assets and Tax Receivable Agreement
During the year ended December 31, 2023, the Company determined that based on all the available evidence, including the Company’s three-year cumulative pre-tax loss position, it is not more likely than not that the results of operations will generate sufficient taxable income to realize its deferred tax assets. Consequently, the Company established a full valuation allowance of $123.2 million against its deferred tax assets, thus reducing the carrying balance to $0, and recognized a corresponding increase to tax expense in the consolidated statements of operations and comprehensive (loss) income in the year ended December 31, 2023. Future changes to the balances of these valuation allowances, as a result of this continued review and analysis by the Company, could impact the financial statements within the period of change. Based on the Company's assessment as of December 31, 2024, a full valuation allowance on its deferred tax assets remains appropriate.
As a result of the full valuation allowance on the deferred tax assets, and projected inability to fully utilize all or part of the related tax benefits, the Company determined that certain payments to the TRA Parties related to unrealized tax benefits under the TRA are no longer probable and estimable. Based on this assessment, the Company reduced its TRA Liability as of June 30, 2023, to $9.6 million, and recognized a gain of $99.6 million within the accompanying consolidated statements of operations and comprehensive (loss) income. The Company performed a true-up in the fourth quarter of 2023 based on the filed 2022 consolidated tax return and recognized a further reduction in TRA liability and corresponding $603 thousand gain within the accompanying consolidated statements of operations and comprehensive (loss) income. The Company estimated a TRA liability for the year ended December 31, 2024 of $547 thousand as utilization of certain portions of the deferred tax assets subject to the TRA were more likely than not to be recognized.

Assets Held-for-Sale
The Company evaluates the held-for-sale criteria under ASC 350 when it commits to a plan to sell an asset or disposal group. Assets that qualify as held-for-sale are reported at the lower of its carrying value or its fair value less cost to sell. Assets held-for-sale are included within prepaid expenses and other current assets on the Company's consolidated balance sheets.
Recently Adopted Accounting Standards
In January 2025, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 122, that rescinded SAB 121, Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for its Platform Users. The Company has elected to early adopt SAB 122 on a fully retrospective basis.
As a result of the adoption, the Company has excluded the crypto asset safeguarding asset and corresponding liability of $6.1 million from the December 31, 2023 presentation of prepaid expenses and other current assets and accrued expenses and other current liabilities, on the consolidated balance sheets and consolidated statements of cash flows, respectively. The Company, through its wholly-owned subsidiary TokenWave, LLC, operates the Droppp.io platform, to facilitate the buying and selling of its NFTs, holds cryptographic key information for NFTs and is a custodian for NFTs held in platform users' accounts. The Company has not incurred a loss event during the years ended December 31, 2024, 2023 or 2022, as a result of its safeguarding.
In November 2023, the Financial Accounting Standards Board issued an Accounting Standards Update ("ASU"), which requires all public entities, including public entities with a single reportable segment, to provide in interim and annual periods one or more measures of segment profit or loss used by the chief operating decision maker to allocate resources and assess performance. Additionally, the standard requires disclosures of significant segment expenses and other segment items as well as incremental qualitative disclosures. The Company adopted the ASU for the year ended December 31, 2024, on a retrospective basis. The adoption of this ASU did not change the way that the Company identifies its reportable segments and, as a result, did not have a material impact on the Company’s segment-related disclosures. Refer to Note 15, "Segments" for further information on the Company's reportable segment.
Accounting Pronouncements Not Yet Adopted
In December 2023, the Financial Accounting Standards Board issued an ASU amending existing income tax disclosure guidance, primarily requiring more detailed disclosure for income taxes paid by jurisdiction and the effective tax rate reconciliation. The ASU is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted and it can be applied on either a prospective or retroactive basis. The Company is currently evaluating the ASU to determine its impact on income tax disclosures.
In November 2024, the Financial Accounting Standards Board issued an ASU requiring that an entity disclose in the notes to the financial statements specified information about certain costs and expenses, including the amounts of (a) purchases of inventory, (b) employee compensation, (c) depreciation, (d) intangible asset amortization, and (e) other amounts of depletion expense included in each relevant expense caption presented on the statement of operations. The standard also requires disclosure of a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, as well as the total amount of selling expenses and an entity’s definition of selling expenses. The ASU was clarified in January 2025 and is effective for annual reporting periods beginning after December 15, 2026 and interim periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted and it can be applied on either a prospective or retroactive basis. The Company is currently evaluating the ASU to determine its impact on income statement presentation and enhanced footnote disclosures.

3. Acquisitions
On January 19, 2023, the Company acquired 100% of the stock outstanding in MessageMe, Inc. (d/b/a HipDot), a cosmetics company with innovative licensed collaborations in unique form factors. The final purchase consideration was $6.0 million in cash. The Company recognized an intangible asset of $1.8 million, with a useful life of 10 years for the HipDot trade name, cash of $0.6 million, liabilities of $0.5 million and the remaining $4.1 million was allocated to Goodwill.
On June 8, 2022, the Company acquired 100% of the membership interests in Mondo Collectibles, LLC (f/k/a Mondo Tees Buyer, LLC) (“Mondo”), a high-end pop culture collectibles company that creates vinyl records, posters, toys, apparel, books, games and other collectibles. This transaction represented an opportunity to expand the Company’s product offerings into vinyl records, posters and other high-end collectibles. The Company accounted for the acquisition as a business combination. The final purchase consideration was $14.0 million in cash.
4. Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price over the net amount of identifiable assets acquired and liabilities assumed in a business combination measured at fair value. The Company evaluates goodwill for impairment annually on October 1 of each year and upon the occurrence of triggering events or substantive changes in circumstances that could indicate a potential impairment by assessing qualitative factors or performing a quantitative analysis in determining whether it is more likely than not that the fair value of the net assets is below their carrying amounts. The Company has determined that it has one reporting unit for which discrete financial information is available and results are regularly reviewed by management.
No impairment charges relating to goodwill were recorded in the years ended December 31, 2024, 2023 and 2022.
The following table presents the balances of goodwill as of 2024 and 2023 (in thousands):

Goodwill
Balance as of January 1, 2023	$131,380
Acquisition	4,065
Reclassification to assets held-for-sale	(2,162)
Foreign currency remeasurement	512
Balance as of December 31, 2023	$133,795
Reclassification to assets held-for-sale	(87)
Foreign currency remeasurement	(56)
Balance as of December 31, 2024	$133,652
Intangible assets acquired in a business combination are recognized separately from goodwill and are initially recognized at their fair value at the acquisition date. Intangible assets acquired include intellectual property (product design), customer, licensor and supplier relationships, trade names, and noncompetition agreements. These are definite-lived assets and are amortized on a straight-line basis over their estimated useful lives. As of December 31, 2024 and 2023, there were also $27.0 thousand and $88.0 thousand, respectively, in indefinite-lived assets not subject to amortization but tested for impairment. There were immaterial impairment charges relating to indefinite-lived intangible assets recorded in the years ended December 31, 2024, 2023 and 2022, respectively.

The following table provides the details of remaining identified intangible assets, by major class, for the periods indicated (in thousands):

		December 31, 2024			December 31, 2023
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets subject to amortization:
Intellectual property	3 - 20	$114,611	$(52,638)	$61,973	$115,331	$(47,638)	$67,693
Trade names	10 - 20	92,528	(40,977)	51,551	92,528	(35,792)	56,736
Customer relationships	3 - 20	68,821	(33,490)	35,331	71,463	(32,378)	39,085
Licensor relationships	10 - 20	11,074	(8,409)	2,665	11,116	(7,330)	3,786
Total		$287,034	$(135,514)	$151,520	$290,438	$(123,138)	$167,300
Amortization expense for the years ended December 31, 2024, 2023 and 2022 was $15.8 million, $15.8 million, and $15.4 million, respectively. The future five-year amortization of intangibles subject to amortization at December 31, 2024 was as follows (in thousands):

Amortization
2025	$15,675
2026	15,675
2027	14,538
2028	13,862
2029	13,862
Thereafter	77,908
Total	$151,520

5. Accounts Receivable, Net
Accounts receivable, net, primarily represent customer receivables, recorded at invoiced amount, net of a sales allowance and an allowance for credit losses. A sales allowance is determined based on various factors, including the overall business environment, historical trends and information from customers, such as agreed upon customer contract terms as well as historical experience from the customer. An allowance for credit losses is determined based on various factors, including specific identification of balances at risk for not being collected, historical experience, existing economic conditions and supportable forecasted changes.
Credit limits and payment terms are established based on evaluations made on an ongoing basis throughout the fiscal year of the financial performance, cash generation, financing availability, and liquidity status of each customer. Customers are reviewed at least annually, with more frequent reviews performed as necessary, based on the customers' financial condition and the level of credit being extended. For customers who are experiencing financial difficulties, management performs additional financial analyses before shipping to those customers on credit. The Company uses a variety of financial arrangements to ensure collectability of accounts receivable of customers, including requiring letters of credit, purchasing various forms of credit insurance with unrelated third parties, or requiring cash in advance of shipment, where applicable.
The Company evaluates its general portion of the allowance for credit losses based on historical loss information and applies reserve percentages based on aging schedule. Days past due is calculated from contractual due date of the trade receivable contract. The composition of the trade receivables is consistent with that used in developing the historical credit-loss percentages and evaluated to reflect current conditions and supportable forecasted changes. The trade receivables are generally due in 30 to 90 days, average of 57 days at December 31, 2024.
In addition to the general portion of the allowance for credit losses, certain doubtful accounts are evaluated for a specific reserve. These accounts generally include significantly past due or other factors known where a substantial portion or all of the balance is deemed to be uncollectible. Receivables are written-off when all reasonable collection efforts have been exhausted and it is probable the balance will not be collected.

Accounts receivable, net consisted of the following (in thousands):

	December 31,
	2024	2023
Accounts receivable	$165,829	$180,000
Less: Allowance for sales discounts	(42,245)	(44,121)
Less: Allowance for credit losses	(3,702)	(5,048)
Accounts receivable, net	$119,882	$130,831
Bad debt expense, net was $1.5 million, $0.3 million and $6.1 million for the years ended December 31, 2024, 2023 and 2022, respectively.
Activity in our allowance for credit losses was as follows (in thousands):

	December 31,
	2024	2023
Allowance for credit losses- beginning	$5,048	$7,589
Charged to costs	1,529	294
Write offs	(2,875)	(2,835)
Allowance for credit losses - ending	$3,702	$5,048

6. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2024	2023
Prepaid deposits for inventory and molds	$1,839	$2,428
Prepaid royalties, net	6,115	25,079
Assets held-for-sale	1,682	8,694
Other prepaid expenses and current assets	30,306	13,873
Prepaid expenses and other current assets	$39,942	$50,074

In January 2024, the Company sold all outstanding inventory and certain intellectual property marketed under and related to Funko Games, to an independent third-party. The Company also entered into a multi-year exclusive worldwide license and distribution agreement with the purchaser, whereby the Company will earn minimum guaranteed royalty payments for the continued use of the Funko brand. Proceeds from the transaction were utilized to pay down a portion of the outstanding balance of the Term Loan Facility (as defined below).

7. Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	December 31,
	2024	2023
Tooling and molds	$169,070	$176,447
Leasehold improvements	68,404	74,034
Computer equipment, software and other	11,421	13,222
Furniture, fixtures and warehouse equipment	27,539	27,465
Construction in progress	121	173
	$276,555	$291,341
Less: Accumulated depreciation	(198,198)	(200,006)
Property and equipment, net	$78,357	$91,335
Depreciation expense for the years ended December 31, 2024, 2023 and 2022 was $46.8 million, $44.0 million, and $32.2 million, respectively.
8. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2024	2023
Accrued payroll and compensation	$17,572	$20,320
Accrued shipping & freight costs	7,510	5,119
Accrued sales taxes	1,815	2,156
Current liabilities under tax receivable agreement	547	8,960
Deferred revenue	13,265	9,914
Other current liabilities	40,979	38,951
Accrued liabilities and other current liabilities	$81,688	$85,420
9. Fair Value Measurements
The Company’s financial instruments, other than those discussed below, include cash, accounts receivable, accounts payable, and accrued liabilities. The carrying amount of these financial instruments approximate fair value due to the short-term nature of these instruments. For financial instruments measured at fair value on a recurring basis, the Company prioritizes the inputs used in measuring fair value according to a three-tier fair value hierarchy defined by U.S. GAAP. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability.
Cash equivalents. As of December 31, 2024 and 2023, cash equivalents included $1.5 million and $13.5 million, respectively, of highly liquid money market funds, which are classified as Level 1 within the fair value hierarchy.
Debt. The estimated fair values of the Company’s debt instruments, which are classified as Level 3 financial instruments, at December 31, 2024 and 2023, was approximately $123.8 million and $154.9 million, respectively. The carrying values of the Company’s debt instruments at December 31, 2024 and 2023, were $122.8 million and $153.1 million, respectively. The estimated fair value of the Company’s debt instruments primarily reflects assumptions regarding credit spreads for similar floating-rate instruments with similar terms and maturities and the Company's standalone credit risk.

10. Debt
Debt consists of the following (in thousands):

	December 31,
	2024	2023
Revolving Credit Facility	$60,000	$120,500

Term Loan Facility	113,246	139,500
Equipment Finance Loan	10,569	15,419
Debt issuance costs	(1,000)	(1,861)
Total term debt	122,815	153,058
Less: current portion	22,512	22,072
Long-term debt, net	$100,303	$130,986
Maturities of long-term debt are as follows (in thousands):

Term Facilities
2025	$23,134
2026	100,681
Total	$123,815
Credit Facilities
On September 17, 2021, FAH, LLC and certain of its material domestic subsidiaries from time to time (the “Credit Agreement Parties”) entered into a new credit agreement (as amended from time to time, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., PNC Bank, National Association, KeyBank National Association, Citizens Bank, N.A., Bank of the West, HSBC Bank USA, National Association, Bank of America, N.A., U.S. Bank National Association, MUFG Union Bank, N.A., and Wells Fargo Bank, National Association (collectively, the “Initial Lenders”) and JPMorgan Chase Bank, N.A. as administrative agent, providing for a term loan facility in the amount of $180.0 million (the “Term Loan Facility”) and a revolving credit facility of $100.0 million (the “Revolving Credit Facility”) (together the “Credit Facilities”). Proceeds from the Credit Facilities were primarily used to repay the Company's former credit facilities. On April 26, 2022, the Credit Agreement Parties entered into Amendment No. 1 to the Credit Agreement (the “First Amendment”) with the Initial Lenders and JPMorgan Chase Bank, N.A. as administrative agent, which allows for additional Restricted Payments (as defined in the First Amendment) using specified funding sources. On July 29, 2022, the Credit Agreement Parties entered into Amendment No. 2 to the Credit Agreement (the “Second Amendment”) with the Initial Lenders and Goldman Sachs Bank USA (collectively, the “Lenders”) and JPMorgan Chase Bank, N.A. as administrative agent, which increased the Revolving Credit Facility to $215.0 million and converted the Credit Facility interest rate index from Borrower (as defined in the Credit Agreement) option LIBOR to SOFR.

On February 28, 2023, the Credit Agreement Parties entered into an Amendment No. 3 (the “Third Amendment”) to the Credit Agreement to, among other things, (i) modify the financial covenants under the Credit Agreement for the period beginning on the date of the Third Amendment through the fiscal quarter ended December 31, 2023 (the “Waiver Period”), (ii) reduce the size of the Revolving Credit Facility from $215.0 million to $180.0 million as of the date of the Third Amendment and thereafter to $150.0 million on December 31, 2023, which reduction is permanent after the Waiver Period, (iii) restrict the ability to draw on the Revolving Credit Facility during the Waiver Period in excess of the amount outstanding on the date of the Third Amendment, (iv) increase the margin payable under the Credit Facilities during the Waiver Period to (a) 4.00% per annum with respect to any Term Benchmark Loan or RFR Loan (each as defined in the Credit Agreement), and (b) 3.00% per annum with respect to any Canadian Prime Loan or ABR Loan (as defined in the Credit Agreement), (v) allow that any calculation of Consolidated EBITDA (each as defined in the Credit Agreement) that includes the fiscal quarters during the Waiver Period may include certain agreed upon amounts for certain addbacks, (vi) further limit our ability to make certain restricted payments, including the ability to pay dividends or make other distributions on equity interests, or redeem, repurchase or retire equity interests, incur additional indebtedness, incur additional liens, enter into sale and leaseback transactions or issue additional equity interests or securities convertible into or exchange for equity interests (other than the issuance of common stock) during the Waiver Period, (vii) require a minimum qualified cash requirement of at least $10.0 million and (viii) require a mandatory prepayment of the Revolving Credit Facility during the Waiver Period with any qualified cash proceeds in excess of $25.0 million. Beginning in the fiscal quarter ended March 31, 2024, the Third Amendment reset the maximum Net Leverage Ratio and the minimum Fixed Charge Coverage Ratio (each as defined in the Credit Agreement) that must be maintained by the Credit Agreement Parties to 2.50:1.00 and 1.25:1.00, respectively, which were the ratios in effect under the Credit Agreement prior to the Third Amendment.
On June 11, 2024 (the “Consent Effective Date"), the Credit Agreement Parties entered into that certain Limited Waiver and Limited Consent (the “Limited Waiver and Limited Consent”), with the lenders party thereto (the “Required Lenders”) and the Administrative Agent. Pursuant to the Limited Waiver and Limited Consent, the Administrative Agent and the Required Lenders have agreed to irrevocably and permanently waive, from any time prior to or after the Consent Effective Date, the Credit Agreement Parties’ compliance with the covenant to maintain a minimum threshold of Qualified Cash (as defined in the Credit Agreement).
The Term Loan Facility matures on September 17, 2026 (the “Maturity Date”) and amortizes in quarterly installments in aggregate amounts equal to 2.50% of the original principal amount of the Term Loan Facility, with any outstanding balance due and payable on the Maturity Date. The first amortization payment commenced with the quarter ended on December 31, 2021. The Revolving Credit Facility also terminates on the Maturity Date and loans thereunder may be borrowed, repaid, and reborrowed up to such date.
Loans under the Credit Facilities will, at the Borrowers’ option, bear interest at either (i) SOFR, EURIBOR, HIBOR, CDOR, Daily Simple SONIA and/or the Central Bank Rate, as applicable, plus (x) 4.00% per annum and (y) solely in the case of Term SOFR based loans 0.10% per annum or (ii) ABR or the Canadian prime rate, as applicable, plus 3.00%, in each case of clauses (i) and (ii), subject to two 0.25% step-downs based on the achievement of certain leverage ratios following February 28, 2023. Each of SOFR, EURIBOR, HIBOR, CDOR and Daily Simple SONIA rates are subject to a 0% floor. For loans based on ABR, the Central Bank Rate or the Canadian prime rate, interest payments are due quarterly. For loans based on Daily Simple SONIA, interest payments are due monthly. For loans based on SOFR, EURIBOR, HIBOR or CDOR, interest payments are due at the end of each applicable interest period.
The Credit Facilities are secured by substantially all of the assets of FAH, LLC and any of its existing or future material domestic subsidiaries, subject to customary exceptions. As of December 31, 2024 and 2023, the Credit Agreement Parties were in compliance with all of the financial covenants in its Credit Agreement.
At December 31, 2024 and 2023, the Credit Agreement Parties had $113.2 million and $139.5 million of borrowings outstanding under the Term Loan Facility, respectively, and $60.0 million and $120.5 million outstanding borrowings under the Revolving Credit Facility, respectively. Interest rates on the outstanding borrowings under the Revolving Credit Facility at December 31, 2024 are reset every 30 days and can be repaid and reborrowed up until the maturity date. The weighted average rate on outstanding borrowings under Revolving Credit Facility as of December 31, 2024 and 2023 was 6.71% and 9.45%, respectively. At December 31, 2024 and 2023, the Company had $90.0 million and $20.5 million available under the Revolving Credit Facility, respectively.
There were no outstanding letters of credit as of December 31, 2024 and 2023.

Equipment Finance Loan
On November 25, 2022, Funko, LLC, Funko Games, LLC, Funko Acquisition Holdings, L.L.C., Funko Holdings LLC and Loungefly, LLC, (collectively, "Equipment Finance Credit Parties"), entered into a $20.0 million equipment finance agreement ("Equipment Finance Loan") with Wells Fargo Equipment Finance, Inc. The loan is to be repaid in 48 monthly equal installments starting January 15, 2023 utilizing an annual fixed interest rate of 5.71%.
The Equipment Finance Loan is secured by certain identified assets held within our Buckeye, Arizona warehouse.
At December 31, 2024 and 2023, the Company had $10.6 million and $15.4 million outstanding under the Equipment Finance Loan, respectively.
11. Leases
The Company has entered into non-cancellable operating leases for office, warehouse, and distribution facilities, with original lease periods expiring through 2032. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets; the Company recognizes lease expense for these leases on a straight-line basis over the lease term. The Company combines lease and non-lease components for new and reassessed leases. Excluded from the measurement of operating lease liabilities and operating lease right-of-use assets were certain warehouse and distribution contracts that either qualify for the short-term lease recognition exception and/or do not give the Company the right to control the warehouse and/or distribution facilities underlying the contract.
Some operating leases also contain the option to renew for five year periods at prevailing market rates at the time of renewal. In addition to minimum rent, certain of the leases require payment of real estate taxes, insurance, common area maintenance charges, and other executory costs. For certain leases the Company receives lease incentives, such as tenant improvement allowances, and records those as adjustments to operating lease right-of-use assets and operating leases liabilities on the consolidated balance sheets and amortize the lease incentives on a straight-line basis over the lease term as an adjustment to rent expense. Rent expense, included in selling, general and administrative expenses on the consolidated statements of operations, was $24.6 million, $29.4 million and $24.5 million for the years ended December 31, 2024, 2023 and 2022, respectively. Variable expenses, such as common area maintenance and property taxes related to the lease agreements, included in selling, general and administrative expenses on the consolidated statements of operations, was $6.9 million, $7.5 million and $5.1 million for the years ended December 31, 2024, 2023 and 2022. During the year ended December 31, 2023, the Company terminated an agreement for a lease that had not commenced and incurred a charge of approximately $4.2 million.
During the years ended December 31, 2024, 2023 and 2022, operating cash outflows relating to operating lease liabilities were $18.2 million, $19.5 million and $16.0 million, respectively. Operating lease right-of-use assets obtained in exchange for new operating lease obligations was $3.2 million, $0.9 million and $54.1 million, with $17.2 million lease incentives obtained, during the year ended December 31, 2024, 2023 and 2022, respectively. As of December 31, 2024 and 2023, the Company’s operating leases had a weighted-average remaining term of 6.0 years and 6.7 years, respectively, and weighted-average discount rates of 5.76% and 5.78%, respectively.
In January 2020, the Company entered into a non-cancellable operating sub-lease for office space expiring in December 2024. Rental income recognized for the years ended December 31, 2024, 2023 and 2022 was $0.3 million, $0.6 million and $0.4 million, respectively, included as a reduction of selling, general and administrative expenses on the consolidated statements of operations.

The future payments on the Company’s operating lease liabilities as of December 31, 2024 were as follows (in thousands):

2025	$17,685
2026	18,110
2027	13,214
2028	12,500
2029	10,812
Thereafter	19,292
Total lease payments	91,613
Less: imputed interest	(14,121)
Total	$77,492
12. Income Taxes
Loss before income taxes consisted of (in thousands):

	Year Ended December 31,
	2024	2023	2022
Domestic	$(25,933)	$(46,847)	$(39,077)
Foreign	15,427	14,906	16,036
Loss before income taxes	$(10,506)	$(31,941)	$(23,041)
Income Tax Expense (Benefit)
Funko, Inc. is taxed as a corporation and pays corporate federal, state and local taxes on income allocated to it from FAH, LLC based upon Funko, Inc.’s economic interest held in FAH, LLC. FAH, LLC is treated as a pass-through partnership for income tax reporting purposes. FAH, LLC’s members, including the Company, are liable for federal, state and local income taxes based on their share of FAH, LLC’s pass-through taxable income and loss.
The components of the Company’s income tax expense (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2024	2023	2022
Current income taxes:
Federal	$—	$5,574	$(4,766)
State and local	94	71	1,629
Foreign	4,771	3,728	2,750
Current income taxes	$4,865	$9,373	$(387)
Deferred income taxes:
Federal	$(57)	$105,236	$(11,227)
State and local	—	17,888	(5,945)
Foreign	(244)	—	(242)
Deferred income taxes	(301)	123,124	(17,414)
Income tax expense (benefit)	$4,564	$132,497	$(17,801)

A reconciliation of income tax expense (benefit) from operations computed at the U.S. federal statutory income tax rate to the Company’s effective income tax rate are as follows:

	Year Ended December 31,
	2024	2023	2022
Expected U.S. federal income taxes at statutory rate	21.0%	21.0%	21.0%
State and local income taxes, net of federal benefit	(3.5)	(56.2)	20.2
Foreign taxes	(34.2)	(9.3)	(9.9)
Foreign tax credit	—	—	11.7
Foreign deferred tax	—	—	0.0
Non-deductible expenses	(4.7)	(0.9)	(2.1)
Change in valuation allowance	(3.9)	(340.5)	47.2
Non-controlling interest	(0.7)	(6.8)	2.6
Share-based compensation	(11.0)	(1.6)	(19.8)
Return to provision	1.0	(23.8)	4.9
Other, net	(7.4)	3.3	1.5
Income tax expense	(43.4)%	(414.8)%	77.3%
The Company's annual effective tax rate in 2024 is different than the statutory rate of 21% due to the valuation allowance and foreign taxes. The Company’s annual effective tax rate in 2023 is different than the statutory rate of 21% due to the valuation allowance. The Company's annual effective tax rate for 2022 is different than the statutory rate of 21%, primarily due to a partial release of the valuation allowance, the limitation on deductions of future share based compensation pursuant to Section 162(m) of the Internal Revenue Code (the "Code"), and the fact that Company is not liable for income taxes on the portion of FAH, LLC’s earnings that are attributable to non-controlling interests.
Deferred Income Taxes
The significant items comprising deferred tax assets and liabilities is as follows (in thousands):

	December 31,
	2024	2023
Deferred tax assets:
Investment in partnership	$82,486	$79,989
Tax receivable agreement liability	—	2,150
Stock-based compensation	7,266	6,790
Foreign tax credit	62	62
Section 163(j) interest	9,149	6,348	(1)
Other carryforwards	218	146
Net operating loss carryforward	33,424	34,867
Gross deferred tax assets	132,605	130,352
Valuation allowance	(132,605)	(130,352)
Deferred tax assets, net of valuation allowance	—	—
Deferred tax liabilities:
Property and equipment	(542)	(402)
Gross deferred tax liabilities	(542)	(402)
Net deferred tax assets	$(542)	$(402)
(1) The prior years' Section 163(j) interest deferred tax asset has been disaggregated from investment in partnership to conform to current-year presentation.
The Company's federal net operating loss carryforward of $28.5 million at December 31, 2024 is indefinite. The Company's state net operating loss carryforward of $4.9 million at December 31, 2024, have various expiration dates based on jurisdiction, ranging from tax years ending 2034 to 2044. The Company's other carryforwards, primarily related to charitable contributions at December 31, 2024, expire in the tax years ending 2028 and 2029.

The Company evaluates its ability to realize deferred tax assets on a quarterly basis and establishes a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset may not be realized. Based on the Company's assessment as of December 31, 2024, the Company determined that based on all the available evidence, including the Company’s three-year cumulative pre-tax loss position, it is not more likely than not that the results of operations will generate sufficient taxable income to realize its deferred tax assets and retained a full valuation allowance. During the year ended December 31, 2023, the Company established a full valuation allowance of $123.2 million against its deferred tax assets and recognized a corresponding increase to tax expense in the consolidated statements of operations and comprehensive (loss) income in the year ended December 31, 2023. The Company released $11.0 million valuation allowance during the year ended December 31, 2022, related to a discrete benefit on the outside basis deferred tax asset.
Uncertain Tax Positions
The Company regularly evaluates the likelihood of realizing the benefit from income tax positions that we have taken in various federal, state and foreign filings by considering all relevant facts, circumstances and information available. If the Company determines it is more likely than not that the position will be sustained, a benefit will be recognized at the largest amount that we believe is cumulatively greater than 50% likely to be realized.
There are no unrecognized tax benefits for uncertain tax positions for the three years ended December 31, 2024, 2023 and 2022.
Interest and penalties related to income tax matters are classified as a component of income tax expense (benefit). As of December 31, 2024, and 2023, we have not recorded any interest or penalties as the amounts were not material. Unrecognized tax benefits are recorded in other long-term liabilities on the consolidated balance sheets.
Other Matters
The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is subject to U.S. federal, state, and local income tax examinations by tax authorities for years after 2020 and subject to examination for all foreign income tax returns for fiscal 2024 and 2023. There were no open tax examinations at December 31, 2024.
Tax Receivable Agreement
The Company is party to the Tax Receivable Agreement with FAH, LLC and each of the Continuing Equity Owners and certain transferees of the Continuing Equity Owners that have been joined as parties to the Tax Receivable Agreement (such parties, "TRA Parties") that provides for the payment by the Company to the Continuing Equity Owners under certain circumstances. See Note 13, "Liabilities under Tax Receivable Agreement."
13. Liabilities under Tax Receivable Agreement
The Company is party to the Tax Receivable Agreement with FAH, LLC and each of the TRA Parties that provides for the payment by the Company to the TRA Parties of 85% of the amount of tax benefits, if any, that it realizes, or in some circumstances, is deemed to realize, as a result of (i) future redemptions funded by the Company or exchanges, or deemed exchanges in certain circumstances, of common units for Class A common stock or cash, and (ii) certain additional tax benefits attributable to payments made under the Tax Receivable Agreement. FAH, LLC will have in effect an election under Section 754 of the Internal Revenue Code effective for each taxable year in which a redemption or exchange (including deemed exchange) of common units for cash or stock occurs. These tax benefit payments are not conditioned upon one or more of the TRA Parties maintaining a continued ownership interest in FAH, LLC. In general, the TRA Parties’ rights under the Tax Receivable Agreement are assignable, including to transferees of common units in FAH, LLC (other than the Company as transferee pursuant to a redemption or exchange of common units in FAH, LLC). The Company may benefit from the remaining 15% of the tax benefits, if any, that the Company may realize.

The Company is generally not obligated to make any payments under the Tax Receivable Agreement until the tax benefits associated with a relevant transaction are realized (as determined in accordance with the terms of the Tax Receivable Agreement). Amounts payable under the Tax Receivable Agreement are contingent upon, among other things, (i) the generation of future taxable income over the term of the Tax Receivable Agreement and (ii) future changes in tax laws. If the Company does not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits, then it generally would not be required to make the related Tax Receivable Agreement payments. During years ended December 31, 2024 and 2023, the Company acquired an aggregate of 1.2 million and 1.8 million common units of FAH, LLC, respectively, in connection with the redemption and/or exchange of common units, none of which resulted in an increase in the tax basis of our investment in FAH, LLC subject to the provisions of the Tax Receivable Agreement.
The Company estimated a TRA liability for the year ended December 31, 2024 of $547 thousand as utilization of certain portion of the deferred tax assets subject to the TRA were more likely than not to be recognized. As a result of the full valuation allowance on the deferred tax assets, and projected inability to fully utilize all or part of the related tax benefits, the Company determined that certain payments to the TRA Parties related to unrealized tax benefits under the TRA were no longer probable. Based on this assessment, the Company reduced its TRA Liability as of June 30, 2023, to $9.6 million, and recognized a gain of $99.6 million within the accompanying consolidated statements of operations and comprehensive (loss) income. The Company performed a true-up in the fourth quarter of 2023 based on the filed 2022 consolidated tax return and recognized a further reduction in TRA liability and corresponding $603 thousand gain for the year ended December 31, 2023. There were no transactions subject to the Tax Receivable Agreement for which the Company did not recognize the related liability during the years ended December 31, 2024, 2023 and 2022, as we concluded at such time that it was probable that the Company would have sufficient future taxable income to utilize all of the related tax benefits. The estimated gross outstanding balance of the TRA liability as of December 31, 2024 was equivalent to the liability outstanding at December 31, 2023 of $99.6 million, adjusted for immaterial redemptions and changes in tax rates.
The following table summarizes changes in the amount of the Company’s Tax Receivable Agreement liability (in thousands):

	Year Ended December 31,
	2024	2023	2022
Beginning Balance	$8,960	$109,187	$82,884
Additional liabilities for exchanges	—	—	30,034
Adjustment to remeasurement of liabilities	547	(100,223)	3,987
Payments under tax receivable agreement	(8,960)	(4)	(7,718)
Ending balance	$547	$8,960	$109,187
14. Commitments and Contingencies
License Agreements
The Company enters into license agreements with various licensors of copyrighted and trademarked characters and design in connection with the products that it sells. The agreements generally require royalty payments based on product sales and in some cases may require minimum royalty and other related commitments. The Company is expected to incur $68.6 million in minimum guaranteed royalty payments under licensing arrangements, including $64.2 million for the year ended December 31, 2025, $3.6 million for the year ended December 31, 2026 and $0.8 million for the year ended December 31, 2027. Our license agreements typically grant our licensors the right to audit our compliance with the terms and conditions of such agreements. Any such audit could result in a dispute over whether we have paid the proper royalties and a requirement that we pay additional royalties. As of December 31, 2024, we had a reserve of $23.5 million, related to ongoing and future royalty audits, based on estimates of the costs we expect to incur.

Pre-Production Costs and Inventory
The Company routinely enters into purchase commitments for tooling and molds and pre-production costs related to inventory. The Company bases production schedules for products on internal forecasts, taking into account historical trends of similar products and properties, current market information and communications with customers.
Employment Agreements
The Company has employment agreements with certain officers. The agreements include, among other things, an annual bonus based on certain performance metrics of the Company, as defined by the board of directors (the "Board"), and up to one year’s severance pay beyond termination date.
Debt
The Company has entered into a Credit Facility which includes a term loan facility and a revolving credit facility. The Company has also entered into an Equipment Finance Loan. See Note 10, "Debt".
Leases
The Company has entered into non-cancellable operating leases for office, warehouse, and distribution facilities, with original lease periods expiring through 2032. Some operating leases also contain the option to renew for five-year periods at prevailing market rates at the time of renewal. In addition to minimum rent, certain of the leases require payment of real estate taxes, insurance, common area maintenance charges, and other executory costs. See Note 11, "Leases".
Liabilities under Tax Receivable Agreement
The Company is party to the Tax Receivable Agreement with FAH, LLC and each of the TRA Parties that provides for the payment by the Company to the TRA Parties under certain circumstances. See Note 13, "Liabilities under Tax Receivable Agreement".
Legal Contingencies
The Company is involved in claims and litigation in the ordinary course of business, some of which seek monetary damages, including claims for punitive damages, which are not covered by insurance. For certain pending matters, accruals have not been established because such matters have not progressed sufficiently through discovery, and/or development of important factual information and legal information is insufficient to enable the Company to estimate a range of possible loss, if any. An adverse determination in one or more of these pending matters could have an adverse effect on the Company’s consolidated financial position, results of operations or cash flows.
The Company is, and may in the future become, subject to various legal proceedings and claims that arise in or outside the ordinary course of business. For example, several stockholder derivative actions based on the earnings announcement and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 have been brought on behalf of the Company against certain of its directors and officers. Specifically, on April 23, June 5, and June 10, 2020, the actions captioned Cassella v. Mariotti et al., Evans v. Mariotti et al., and Igelido v. Mariotti et al., respectively, were filed in the United States District Court for the Central District of California. On July 6, 2020, these three actions were consolidated for all purposes into one action under the title In re Funko, Inc. Derivative Litigation, and on August 13, 2020, the consolidated action was stayed. On May 9, 2022, another complaint, asserting substantially similar claims, was filed in the U.S. District Court for the Central District of California, captioned Smith v. Mariotti, et al. On July 5, 2022, two purported stockholders filed an additional derivative action in the Court of Chancery of the State of Delaware, captioned Fletcher v. Mariotti et al. In March 2023, the Company reached a non-monetary settlement in principle in In re Funko, Inc. Derivative Litigation, Smith v. Mariotti, and Fletcher v. Mariotti et al. and the actions were stayed pending finalization of the settlement. As part of the settlement, the plaintiffs in all three cases agreed to dismiss their claims on behalf of the corporation in exchange for a set of corporate governance reforms and attorney’s fees and expenses. The attorney’s fees and expenses were paid out of Funko’s directors and officers’ insurance. On November 18, 2024, the Court entered a Final order and Judgment approving the settlement in all respects. Accordingly, all three of the cases were dismissed, with prejudice, between November 18 and December 20, 2024, and the Court granted a Stipulation of Voluntary Dismissal with Prejudice releasing all claims against Funko.

On June 11, 2021, a purported stockholder filed a related derivative action, captioned Silverberg v. Mariotti, et al., in the Court of Chancery of the State of Delaware, seeking declaratory and monetary relief. The claims asserted in Silverberg v. Mariotti, et al. litigation were released as a result of the settlement described above. Accordingly, the Silverberg v. Mariotti, et al. litigation was dismissed with prejudice on December 2, 2024.
Additionally, between November 16, 2017 and June 12, 2018, seven purported stockholders of the Company filed putative class action lawsuits in the Superior Court of Washington in and for King County against the Company, certain of its officers and directors, ACON, Fundamental Capital, the underwriters of its IPO, and certain other defendants.
On July 2, 2018, the suits were ordered consolidated for all purposes into one action under the title In re Funko, Inc. Securities Litigation. On August 1, 2018, plaintiffs filed a consolidated complaint against the Company, certain of its officers and directors, ACON, Fundamental, and certain other defendants. The Company moved to dismiss twice, and the Court twice granted the Company’s motions to dismiss, the second time with prejudice. Plaintiffs appealed, and on November 1, 2021, the Court of Appeals reversed the trial court’s dismissal decision in most respects. On May 4, 2022, the Washington State Supreme Court denied the Company’s petition, and the case was remanded to the Superior Court for further proceedings. The Company filed its answer on September 19, 2022 and the Court certified the case as a class action on November 6, 2023.
The consolidated complaint alleges that the Company violated Sections 11, 12, and 15 of the Securities Act of 1933, as amended (“Securities Act”), as amended, by making allegedly materially misleading statements in documents filed with the SEC in connection with the Company’s IPO and by omitting material facts necessary to make the statements made therein not misleading. The lawsuits seek, among other things, compensatory statutory damages and rescissory damages in account of the consideration paid for the Company’s Class A common stock by the plaintiffs and members of the putative class, as well as attorneys’ fees and costs. On October 21, 2024, the parties agreed to a settlement in principle, and on October 29, 2024 notified the Court of a proposed class settlement. The Company has accrued a liability, and offsetting receivable, of $14.75 million on its consolidated balance sheets as of December 31, 2024. The Court preliminarily approved the settlement on February 12, 2025 and the settlement was paid on February 25, 2025, directly by the Company’s applicable insurance policies.
On January 18, 2022, a purported stockholder filed a putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned Shumacher v. Mariotti, et al., relating to the Company’s corporate “Up-C” structure and bringing direct claims for breach of fiduciary duties against certain current and former officers and directors, seeking declaratory, monetary, and injunctive relief. On March 31, 2022, the defendants moved to dismiss the action. In response to defendants’ motion to dismiss, Plaintiff filed an Amended Complaint on May 25, 2022. The amendment did not materially change the claims at issue, and the Defendants again moved to dismiss on August 12, 2022. On December 15, 2022, Plaintiff opposed the Defendants’ motion to dismiss, and also moved for attorneys’ fees. Briefing on the motion to dismiss was completed on February 8, 2023; briefing on Plaintiff’s fee application was completed on April 10, 2023. The Court heard oral argument on both motions on July 24, 2023. On December 18, 2023, the Court denied Defendants’ motion to dismiss and denied Plaintiffs’ application for an interim fee. We filed our answer on January 26, 2024, and discovery is currently ongoing. On March 13, 2024, the representative plaintiff moved to withdraw as a plaintiff in the action, and another purported stockholder moved to intervene as representative plaintiff. On October 28, 2024, the Court granted the plaintiff’s motion to withdraw and granted the new representative plaintiff’s motion to intervene. The Company filed its Answer to the Verified Class Action Complaint in Intervention on December 10, 2024, and discovery is currently ongoing.

On June 2, 2023, a purported stockholder filed a putative class action lawsuit in the United States District Court for the Western District of Washington, captioned Studen v. Funko, Inc., et al. The Complaint alleges that the Company and certain individual defendants violated Sections 10(b) and 20(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), as well as Rule 10b-5 promulgated thereunder by making allegedly materially misleading statements in documents filed with the SEC, as well as in earnings calls and presentations to investors, regarding a planned upgrade to its enterprise resource planning system and the relocation of a distribution center, as well as by omitting material facts about the same subjects necessary to make the statements made therein not misleading. The lawsuits seek, among other things, compensatory damages and attorneys’ fees and costs. On August 17, 2023, the Court appointed lead plaintiff, and on August 29, 2023, the parties submitted a joint stipulated scheduling order. Plaintiff’s amended complaint was filed October 19, 2023. The amendment adds additional allegations by including accounts from purported former employees and contractors. Plaintiff seeks to represent a putative class of investors who purchased or acquired Funko common stock between March 3, 2022 and March 1, 2023. On May 16, 2024, the Court granted the Company’s motion to dismiss with leave for Plaintiffs to file a second amended complaint. On July 1, 2024, Plaintiffs notified the Court of their decision to not amend their complaint, and the Court dismissed the complaint with prejudice on July 8, 2024. Plaintiffs filed a Notice of Appeal to the United States Court of Appeals for the Ninth Circuit on August 6, 2024, under the amended caption Construction Laborers Pension Trust of Greater St. Louis v. Funko, Inc., et al. Plaintiffs’ opening brief was filed on October 21, 2024, and briefing was completed on February 10, 2025. Oral argument is expected to be held in or around May or June 2025.
On April 12, 2024, a former employee of the Company filed a putative class action in San Diego Superior Court, seeking to represent all non-exempt workers of the Company in the State of California. The complaint alleges various wage and hour violations under the California Labor Code and related statutes. Plaintiff has also served a Private Attorneys General Act notice for the same alleged wage and hour violations. The claims predominantly relate to alleged unpaid wages (overtime) and missed meal and rest breaks. The lawsuit seeks, among other things, compensatory damages, statutory penalties, attorneys’ fees and costs. There have been no substantive rulings in the case, including as to propriety of proceeding on a class wide basis, and a date for trial has not yet been set. The parties have agreed to a mediation session related to this case that is expected to occur in May 2025.
The Company is party to additional legal proceedings incidental to its business. While the outcome of these additional matters could differ from management’s expectations, the Company does not believe that the resolution of such matters is reasonably likely to have a material effect on its results of operations or financial condition.
15. Segments
The Company identifies its segments according to how the business activities are managed and evaluated and for which discrete financial information is available and regularly reviewed by its Chief Operating Decision Maker (“CODM”) to allocate resources and assess performance. The Company’s current CODM is our Chief Executive Officer, Cynthia Williams. Because the CODM reviews financial performance and allocates resources at a consolidated level on a regular basis, the Company has one segment.
The segment derives revenue from customers by providing a wide variety of branded categories, including Core Collectible (predominately figures), Loungefly (predominately softlines including bags, wallets, backpacks and accessories) and Other (predominately Mondo, Digital and other emerging brands). All product lines, designs, licenses, and marketing/sales strategies are centrally managed as a single operating entity rather than at a geographic or subsidiary level.
The accounting policies of the segment are the same as those described in the summary of significant accounting policies above. The CODM assesses performance for the segment and decides how to allocate resources (including employees, property, financial, and capital resources) based on consolidated net loss that also is reported on the Company's consolidated statements of operations.
The CODM uses consolidated net loss to monitor budget-to-actual results on a monthly basis. During the monthly finance review, consolidated net income (loss) along with other finance metrics are presented to the CODM to understand how branded categories are tracking to budget, specific to net sales.

The following table sets forth segment information for revenue, segment net loss and significant expenses:

	Year Ended December 31,
	2024	2023	2022
	(in thousands, except per share data)
Net sales	$1,049,850	$1,096,086	$1,322,706
Less (add):
Product, freight, duties and shipping costs	439,124	502,327	646,011
License and royalty costs	168,883	179,714	213,128
Inventory reserves and other costs	7,311	81,044	29,546
Salaries, benefits, incentive and stock compensation	145,593	157,940	158,596
Warehouse labor and third-party logistics fees	52,244	62,416	62,060
Advertising and marketing	51,567	31,256	26,666
Other selling, general and administrative fees	109,554	125,453	150,950
Depreciation and amortization	62,583	59,763	47,669
Other expense (income)	23,497	(71,886)	11,121
Income tax expense (benefit)	4,564	132,497	(17,801)
Net loss	$(15,070)	$(164,438)	$(5,240)
The following table presents summarized product information:

	Year ended December 31,
	2024	2023	2022
Core Collectible	$804,407	$803,181	$998,443
Loungefly	171,833	214,523	252,977
Other	73,610	78,382	71,286
Total net sales	$1,049,850	$1,096,086	$1,322,706
The following tables present summarized geographical information, shipped to (net sales) and used in (long-term assets) (in thousands):

	Year ended December 31,
	2024	2023	2022
Net sales:
United States	$681,986	$755,620	$966,324
Europe	283,792	268,496	260,557
Other International	84,072	71,970	95,825
Total net sales	$1,049,850	$1,096,086	$1,322,706

	December 31,
	2024	2023
Long-lived assets:
United States	$88,705	$110,308
Europe	15,055	18,867
Other International	31,236	31,411
Total long-lived assets	$134,996	$160,586

16. Related Party Transactions
The Company sells products to Forbidden Planet, a U.K. retailer through its wholly owned subsidiary Funko UK, Ltd. One of the investors in Forbidden Planet is an employee of Funko UK, Ltd. and an executive officer. For the years ended December 31, 2024, 2023 and 2022, the Company recorded approximately $3.1 million, $2.5 million and $1.6 million, respectively, in net sales from business with Forbidden Planet. At December 31, 2024 and 2023, accounts receivable from Forbidden Planet were $0.4 million and $0.5 million on the consolidated balance sheets, respectively.
17. Employee Benefit Plans
We currently maintain the Funko 401(k) Plan, a defined contribution retirement and savings plan, for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) Plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we match contributions made by participants in the 401(k) Plan up to 4% of the employee earnings, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) Plan, and making fully vested matching contributions, adds to the overall desirability of our compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. The Company’s employer matching contributions were $3.1 million, $3.3 million and $3.0 million for the years ended December 31, 2024, 2023 and 2022, respectively.
18. Stockholders’ Equity
The Amended and Restated Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of Class A common stock, up to 50,000,000 shares of Class B common stock and 20,000,000 shares of preferred stock, each having a par value of $0.0001 per share. Shares of Class A common stock have both economic and voting rights. Shares of Class B common stock have no economic rights, but do have voting rights. Holders of shares of Class A common stock and Class B common stock are entitled to one vote per share on all matters presented to stockholders. The Company’s board of directors has the discretion to determine the rights, preferences, privileges, restrictions and liquidation preferences of any series of preferred stock.
FAH, LLC Recapitalization
The FAH LLC Agreement, among other things, appointed the Company as FAH, LLC’s sole managing member and reclassified all outstanding membership interests in FAH, LLC as non-voting common units. As the sole managing member of FAH, LLC, the Company controls the management of FAH, LLC. As a result, the Company consolidates FAH, LLC’s financial results and reports a non-controlling interest related to the economic interest of FAH, LLC held by the Continuing Equity Owners.
The Amended and Restated Certificate of Incorporation and the FAH LLC Agreement requires FAH, LLC and the Company to, at all times, maintain (i) a one-to-one ratio between the number of shares of Class A common stock issued by the Company and the number of common units owned by the Company and (ii) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units owned by the Continuing Equity Owners (other than common units issuable upon the exercise of options and common units that are subject to time-based vesting requirements (the “Excluded Common Units”)). The Company may issue shares of Class B common stock only to the extent necessary to maintain the one-to-one ratio between the number of common units of FAH, LLC held by the Continuing Equity Owners (other than the Excluded Common Units) and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of common units of FAH, LLC. Only permitted transferees of common units held by the Continuing Equity Owners will be permitted transferees of Class B common stock.

The Continuing Equity Owners may from time to time at each of their options (subject, in certain circumstances, to time-based vesting requirements) require FAH, LLC to redeem all or a portion of their common units in exchange for, at the Company’s election, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the FAH LLC Agreement; provided that, at the Company’s election, the Company may effect a direct exchange of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with a redemption or exchange of common units pursuant to the terms of the FAH LLC Agreement, a number of shares of our Class B common stock registered in the name of the redeeming or exchanging Continuing Equity Owner will be cancelled for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged.
On May 3, 2022, the Company entered into a common unit subscription agreement with FAH, LLC pursuant to which the Company purchased 4,251,701 newly issued common units in exchange for a capital contribution of approximately $74.0 million (the “Capital Contribution”). Following the Capital Contribution, (i) the common units of FAH, LLC were recapitalized through a reverse unit split in order to maintain a one-to-one ratio between the number of common units owned by the Company and the number of outstanding shares of Class A common stock in accordance with the FAH LLC Agreement, and (ii) approximately 0.9 million outstanding shares of Class B common stock were cancelled.
Equity-Based Compensation
Funko, Inc. 2017 Incentive Award Plan. On October 23, 2017, the Company adopted the Funko, Inc. 2017 Incentive Award Plan (the “2017 Plan”). The Company reserved a total of 5,518,518 shares of Class A common stock for issuance pursuant to the 2017 Plan.
Funko, Inc. 2019 Incentive Award Plan. Effective April 18, 2019, the Company adopted the Funko, Inc. 2019 Incentive Award Plan (the "2019 Plan"). The Company reserved for issuance an aggregate number of shares under the 2019 Plan equal to the sum of (i) 3,000,000 shares of Class A common stock and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2020 and ending on and including January 1, 2029, equal to the lesser of (A) 2% of the shares of Class A Common Stock outstanding as of the last day of the immediately preceding fiscal year on a fully-diluted basis and (B) such lesser number of shares of Class A common stock as determined by our board of directors. Total shares reserved for issuance under the 2019 plan was 7,706,086 as of December 31, 2024.
Funko, Inc. 2024 Inducement Award Plan. Effective May 8, 2024, the Company adopted the Funko, Inc. 2024 Inducement Award Plan (the "2024 Plan"). The Company reserved for issuance 1,500,000 shares of Class A common stock under the 2024 Plan.
The number of unissued common shares reserved for future grants under the 2017 Plan, 2019 Plan and 2024 Plan was 1,672,523, 1,709,768, and 720,516, respectively as of December 31, 2024.
A summary of stock option activity for the year ended December 31, 2024 is as follows:

	Funko, Inc. Stock Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Remaining Contractual Life
	(in thousands)		(in thousands)	(years)
Outstanding at December 31, 2023	2,896	$14.49	$845	6.84
Granted	1,172	6.89	—
Exercised	(229)	6.16	915
Forfeited	(868)	15.57	111
Outstanding at December 31, 2024	2,971	11.82	10,094	7.27
Options exercisable at December 31, 2024	1,464	$15.30	$1,861	5.59
Stock options awarded to employees under the 2017 Plan and 2019 Plan are generally granted with an exercise price equal to the closing market price of the Company’s common stock at the date of grant, vest over four years, and have ten year contractual terms.

A summary of performance stock option activity for the year ended December 31, 2024 is as follows:

	Funko, Inc. Performance Stock Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Remaining Contractual Life
	(in thousands)			(years)
Outstanding at December 31, 2023	—	$—	$—	0.00
Granted	298	8.39	—
Outstanding at December 31, 2024	298	8.39	1,490	9.38
Options exercisable at December 31, 2024	—	$—	$—	0.00
Performance stock options awarded to employees under the 2024 Plan are granted with an exercise price equal to the closing market price of the Company’s common stock at the date of grant. The awards will be eligible to vest based on the achievement of a stock price hurdle equal to three times the Exercise Price (the “Vesting Price”), measured based on the average of the Company’s closing share price over a 90 trading day trailing average, prior to the fourth anniversary of May 20, 2024 and subject to Employee’s continued employment with the Company; provided, that, notwithstanding the foregoing, such Stock Option Grant shall not be eligible to vest until at least the second anniversary of the date of grant regardless of whether such stock price hurdle has been achieved. The awards have ten year contractual terms.
A summary of restricted stock unit activity for the year ended December 31, 2024 is as follows:

	Funko, Inc. Restricted Stock Units	Weighted Average Grant Date Fair Value	Remaining Contractual Life
	(in thousands)		(years)
Unvested at December 31, 2023	1,848	$12.51	2.86
Granted	2,084	7.15
Vested	(992)	10.44
Forfeited	(308)	10.16
Unvested at December 31, 2024	2,632	$9.10	2.76
A summary of performance stock unit activity for the year ended December 31, 2024 is as follows:

	Funko, Inc. Performance Stock Units	Weighted Average Grant Date Fair Value	Remaining Contractual Life
	(in thousands)		(years)
Unvested at December 31, 2023	113	$12.10	1.75
Granted	—	—
Vested	(3)	17.09
Forfeited	(68)	11.40
Unvested at December 31, 2024	42	$12.89	1.00
The number of units subject to future vesting is based on annual Company achieved factors, such as Net Sales and Adjusted EBITDA Margin and achievement is at the direction of the Compensation Committee of the board of directors. Unvested units are expected to vest at the determination date of December 31, 2024 or December 31, 2025, depending on the grant. Achievement is estimated at a weighted average 59.3% of the units granted as of December 31, 2024.

The following table presents information on stock option exercises (in thousands):

	Year ended December 31,
	2024	2023	2022
Cash received for exercise price	$1,410	$756	$1,472
Intrinsic value	915	559	1,042
Equity-based compensation expense. The Company measures and recognizes expense for its equity-based compensation granted to employees and directors based on the fair value of the awards on the grant date. The fair value of restricted stock units is based on the market price of Class A common stock on the date of grant. The fair value of option awards is estimated at the grant date using the Black-Scholes option pricing model that requires management to apply judgment and make estimates, including:
•Volatility—this is estimated based primarily on historical volatilities of a representative group of publicly traded consumer product companies with similar characteristics
•Risk-free interest rate—this is the U.S. Treasury rate as of the grant date having a term equal to the expected term of the award
•Expected term—represents the estimated period of time until an award is exercised and was calculated based on the simplified method
•Dividend yield—the Company does not plan to pay dividends in the foreseeable future
For each of the options granted under the 2017 Plan and 2019 Plan, the following were the weighted-average of the option pricing model inputs:

	Year ended December 31,
	2024	2023	2022
Expected term (years)	6.00	6.01	6.05
Expected volatility	80.2%	76.7%	63.6%
Risk-free interest rate	4.2%	4.1%	2.2%
Dividend yield	—%	—%	—%
The weighted-average fair value of stock options granted for the years ended December 31, 2024, 2023 and 2022 was $4.90, $6.71 and $10.85 per share, respectively.
Equity-based compensation expense is recognized on a straight-line basis over the vesting period of the award. The Company records equity-based compensation to selling, general and administrative expense on the consolidated statements of operations. Equity-based compensation for the years ended December 31, 2024, 2023 and 2022 was $13.6 million, $10.5 million and $16.6 million, respectively.
As of December 31, 2024, there was $25.0 million of total unrecognized equity-based compensation expense that the Company expected to recognize over a remaining weighted-average period of 2.7 years.
19. Non-controlling Interests
The Company is the sole managing member of FAH, LLC and as a result consolidates the financial results of FAH, LLC. The Company reports a non-controlling interest representing the common units of FAH, LLC held by the Continuing Equity Owners. Changes in Funko, Inc.’s ownership interest in FAH, LLC while Funko, Inc. retains its controlling interest in FAH, LLC will be accounted for as equity transactions. As such, future redemptions or direct exchanges of common units of FAH, LLC by the Continuing Equity Owners will result in a change in ownership and reduce or increase the amount recorded as non-controlling interest and increase or decrease additional paid-in capital when FAH, LLC has positive or negative net assets, respectively.
Net loss and comprehensive (loss) income are attributed between Funko, Inc. and noncontrolling interest holders based on each party’s relative economic ownership interest in FAH, LLC. As of December 31, 2024, 2023 and 2022, Funko, Inc. owned 53.0 million, 50.5 million and 47.2 million of FAH, LLC common units, respectively, representing a 97.2%, 94.9% and 91.6% economic ownership interest in FAH, LLC, respectively.

Net loss and comprehensive (loss) income of FAH, LLC excludes certain activity attributable to Funko, Inc., including $13.6 million, $10.5 million and $16.6 million of equity-based compensation expense for share-based compensation awards issued by Funko, Inc. for the years ended December 31, 2024, 2023 and 2022, respectively, and $0.1 million of income tax expense, $128.7 million income tax expense and $20.5 million of income tax benefit for corporate, federal, state and local taxes attributable to Funko, Inc. for the years ended December 31, 2024, 2023 and 2022, respectively.
20. (Loss) Earnings per Share
Basic and Diluted Loss per Share
Basic loss per share of Class A common stock is computed by dividing net loss available to Funko, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted loss per share of Class A common stock is computed by dividing net loss available to Funko, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.
The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted loss per share of Class A common stock:

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
	(in thousands, except per share data)
Numerator:
Net loss	$(15,070)	$(164,438)	$(5,240)
Less: net loss income attributable to non-controlling interests	(352)	(10,359)	2,795
Net loss attributable to Funko, Inc. — basic	$(14,718)	$(154,079)	$(8,035)
Net loss attributable to Funko, Inc. — diluted	$(14,718)	$(154,079)	$(8,035)
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	52,043,490	48,332,401	44,554,788
Weighted-average shares of Class A common stock outstanding — diluted	52,043,490	48,332,401	44,554,788
Loss per share of Class A common stock — basic	$(0.28)	$(3.19)	$(0.18)
Loss per share of Class A common stock — diluted	$(0.28)	$(3.19)	$(0.18)
For the years ended December 31, 2024, 2023 and 2022 an aggregate of 6.3 million, 9.9 million and 11.6 million of potentially dilutive securities, respectively, were excluded from the weighted-average in the computation of diluted (loss) earnings per share of Class A common stock because the effect would have been anti-dilutive. For the years ended December 31, 2024, 2023 and 2022 anti-dilutive securities included 2.0 million, 4.0 million and 7.0 million of common units of FAH, LLC that are convertible into Class A common stock, but were excluded from the computations of diluted loss per share because the effect would have been anti-dilutive under the if-converted method.
Shares of the Company’s Class B common stock do not participate in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted loss per share of Class B common stock under the two-class method has not been presented.

Schedule I: Condensed Financial Information of Registrant

FUNKO, INC.
CONDENSED STATEMENTS OF OPERATIONS
(PARENT COMPANY ONLY)

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Intercompany revenue	$148	$226	$564
Selling, general, and administrative expenses	13,803	10,812	16,941
Total operating expenses	13,803	10,812	16,941
Loss from operations	(13,655)	(10,586)	(16,377)
Interest expense, net	(387)	(321)	(168)
Tax receivable agreement liability adjustment	(547)	100,223	(3,987)
Equity in net income (loss) of subsidiaries	(186)	(114,697)	(8,040)
Loss before income taxes	(14,775)	(25,381)	(28,572)
Income tax (benefit) expense	(57)	128,698	(20,537)
Net loss	$(14,718)	$(154,079)	$(8,035)

See accompanying notes to condensed financial information.

Schedule I: Condensed Financial Information of Registrant (continued)

FUNKO, INC.
CONDENSED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(PARENT COMPANY ONLY)

	Year Ended December 31,
	2024	2023	2022
	(in thousands)
Net loss	$(14,718)	$(154,079)	$(8,035)
Other comprehensive (loss) income:
Foreign currency translation (loss) gain, net of tax effect of $0, $(770) and $1,169 for the years ended December 31, 2024, 2023 and 2022, respectively	(1,496)	2,423	(3,681)
Comprehensive loss attributable to Funko, Inc.	$(16,214)	$(151,656)	$(11,716)

See accompanying notes to condensed financial information.

Schedule I: Condensed Financial Information of Registrant (continued)

FUNKO, INC.
CONDENSED BALANCE SHEETS
(PARENT COMPANY ONLY)

	December 31,
	2024	2023
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$1,258	$3,734
Income tax receivable	202	311
Total current assets	1,460	4,045

Intercompany receivable	113,009	118,783
Investment in subsidiaries	119,097	118,443
Total assets	$233,566	$241,271
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of liabilities under tax receivable agreement	$547	$8,960
Accrued expenses and other current liabilities	—	370
Total current liabilities	547	9,330

Commitments and contingencies

Stockholders' equity:
Class A common stock, par value $0.0001 per share, 200,000 shares authorized; 52,967 shares and 50,549 shares issued and outstanding as of December 31, 2024 and 2023, respectively	5	5
Class B common stock, par value $0.0001 per share, 50,000 shares authorized; 1,430 shares and 2,277 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in-capital	343,472	326,180
Accumulated other comprehensive loss	(1,676)	(180)
Accumulated deficit	(108,782)	(94,064)
Total stockholders' equity	233,019	231,941
Total liabilities and stockholders' equity	$233,566	$241,271

See accompanying notes to condensed financial information.

Schedule I: Condensed Financial Information of Registrant (continued)

FUNKO, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(PARENT COMPANY ONLY)

	Year Ended December 31,
	2024	2023	2022

	(in thousands)
Operating Activities
Net loss	$(14,718)	$(154,079)	$(8,035)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Equity in net loss (income) of subsidiaries	186	114,697	8,040
Equity-based compensation	13,602	10,534	16,591
Deferred tax expense (benefit)	(57)	123,124	(17,173)
Tax receivable liability adjustment	547	(100,223)	3,987
Changes in operating assets and liabilities, net of amounts acquired:
Income tax receivable	110	7,219	(7,530)
Due from related parties, net	5,778	436	(984)
Prepaid expenses and other assets	—	—	(11,019)
Income taxes payable	—	—	(14,684)
Accrued expenses and other liabilities	(374)	370	11,190
Net cash provided by (used in) operating activities	5,074	2,078	(19,617)

Investing Activities
Capital contribution to FAH, LLC	—	—	(73,980)
Net cash used in investing activities	—	—	(73,980)

Financing Activities
Tax distribution received from FAH, LLC	—	—	38,811
Tax receivable agreement payments	(8,960)	(4)	(7,718)
Proceeds from exercise of equity-based options	1,410	749	1,472
Net cash (used in) provided by financing activities	(7,550)	745	32,565

Net change in cash and cash equivalents	(2,476)	2,823	(61,032)
Cash and cash equivalents at beginning of period	3,734	911	61,943
Cash and cash equivalents at end of period	$1,258	$3,734	$911

Supplemental Cash Flow Information
Income tax payments	$—	$—	$18,999
Establishment of liabilities under tax receivable agreement	547	—	30,034
Issuance of equity instruments for acquisitions	—	—	1,487

See accompanying notes to condensed financial information.

Schedule I: Condensed Financial Information of Registrant (continued)

FUNKO, INC.
NOTES TO CONDENSED FINANCIAL INFORMATION
(PARENT COMPANY ONLY)
December 31, 2024
1. Organization
Funko, Inc. (the “Parent Company”) was formed on April 21, 2017 as a Delaware corporation and is a holding company with no direct operations. The Parent Company's assets consist primarily of cash and cash equivalents, its equity interest in FAH, LLC, and certain deferred tax assets, net of valuation allowance.
The Parent Company's cash inflows are primarily from distributions and other transfers from FAH, LLC. The amounts available to the Parent Company to fulfill cash commitments are subject to certain restrictions in FAH, LLC’s Credit Facilities. See Note 10, "Debt" to the Funko, Inc. Consolidated Financial Statements, appearing elsewhere in this Form 10-K.
2. Basis of Presentation
These condensed Parent Company financial statements should be read in conjunction with the consolidated financial statements of Funko, Inc. and the accompanying notes thereto, included in this Form 10-K. For purposes of this condensed financial information, the Parent Company's interest in FAH, LLC is recorded based upon its proportionate share of FAH, LLC's net assets (similar to presenting them on the equity method). The net assets of the consolidated subsidiaries exceed 25 percent of consolidated net assets, therefore requiring Schedule I.
The Parent Company is the sole managing member of FAH, LLC, and pursuant to the Amended and Restated LLC Agreement of FAH, LLC (the “LLC Agreement”), receives compensation in the form of reimbursements for all costs associated with being a public company. Intercompany revenue consists of these reimbursement payments and is recognized when the corresponding expense to which it relates is recognized.
Certain intercompany balances presented in these condensed Parent Company financial statements are eliminated in the consolidated financial statements. For the years ended December 31, 2024, 2023, and 2022, the full amounts of intercompany revenue and equity in net income (loss) of subsidiaries in the Parent Company Statements of Operations were eliminated in consolidation. An intercompany receivable was owed to the Parent Company by FAH, LLC of $113.0 million and $118.8 million as of December 31, 2024 and 2023, respectively. On May 3, 2022, the Parent Company entered into a common unit subscription agreement with FAH, LLC pursuant to which the Parent Company purchased 4,251,701 newly issued common units in exchange for a capital contribution of approximately $74.0 million (the “Capital Contribution”). Following the Capital Contribution, (i) the common units of FAH, LLC were recapitalized through a reverse unit split in order to maintain a one-to-one ratio between the number of common units owned by the Parent Company and the number of outstanding shares of Class A common stock in accordance with the FAH LLC Agreement, and (ii) approximately 0.9 million outstanding shares of Class B common stock were cancelled. Related party amounts that were not eliminated in the consolidated financial statements include the Parent Company's liabilities under the tax receivable agreement, which totaled $0.5 million and $9.0 million as of December 31, 2024 and 2023, respectively.
3. Commitments and Contingencies
The Parent Company is party to a tax receivable agreement that provides for the payment by the Parent Company to the TRA Parties of 85% of the amount of any tax benefits that the Parent Company actually realizes, or in some cases is deemed to realize, as a result of certain transactions. See Note 13, "Liabilities under Tax Receivable Agreement," to the Funko, Inc. consolidated financial statements, appearing elsewhere in this Form 10-K, for more information regarding the Parent Company's tax receivable agreement. As described in Note 13, "Liabilities under Tax Receivable Agreement," to the Funko, Inc. consolidated financial statements, appearing elsewhere in the Form 10-K, amounts payable under the tax receivable agreement are contingent upon, among other things, (i) generation of future taxable income of Funko, Inc. over the term of the tax receivable agreement and (ii) future changes in tax laws. As of December 31, 2024 and 2023, liabilities under the tax receivable agreement totaled $0.5 million and $9.0 million, respectively.

See Note 14, "Commitments and Contingencies," to the Funko, Inc. consolidated financial statements, appearing elsewhere in this Form 10-K, for information regarding pending and threatened litigation. Pursuant to the LLC Agreement, the Parent Company receives reimbursements for all costs associated with being a public company, which includes costs of litigation.